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                                                                    EXHIBIT 99.1

(WINDROSE LOGO)



PRESS RELEASE


Contact:                                      Investors/Media:
Windrose Medical Properties Trust             The Ruth Group
Fred Farrar                                   Stephanie Carrington/Jason Rando
President and COO                             646 536-7017/7025
317 860-8213                                  scarrington@theruthgroup.com
                                              jrando@theruthgroup.com

              WINDROSE MEDICAL PROPERTIES TRUST EXECUTES AGREEMENTS
                  TO ACQUIRE THREE PROPERTIES FOR $81.3 MILLION

Indianapolis, Indiana, March 7, 2006 -- Windrose Medical Properties Trust (NYSE:
WRS), a self-managed specialty medical properties REIT, announced today that it has executed contracts to acquire a portfolio of 3 properties for a total purchase consideration of approximately $81.3 million, subject to customary closing conditions, adjustments and other allocations, including Windrose's due diligence. The sellers have agreed to receive approximately $5.6 million of the purchase price in units of limited partnership ("Units") in Windrose Medical Properties, L.P., Windrose's operating partnership, with each Unit valued at $15.00 per Unit. The portfolio consists of approximately 231,530 rentable square feet, all located in major markets in Texas.

The first property is a long term acute care hospital consisting of approximately 92,420 rentable square feet located in the Houston, Texas market. The second property is an integrated medical plaza that includes an ambulatory surgery center specializing in bariatrics with associated imaging and physician office space consisting of approximately 79,040 rentable square feet located in the Houston, Texas market. The third property is an integrated medical plaza that includes an ambulatory surgery center consisting of approximately 60,070 rentable square footage located in the San Antonio, Texas market.

The transaction is expected to close in the second quarter of 2006. All three properties are debt free, and Windrose intends to pursue various debt sources, including placing property level debt of approximately $48-50 million on the properties at the time of the acquisitions. Windrose currently has available lines of credit, including the recently announced amended and restated senior secured revolving credit facility, which provides Windrose with up to $30 million in available credit.

Fred S. Klipsch, Chairman and Chief Executive Officer, stated, "This portfolio is a significant acquisition for Windrose and will appreciably increase our operating portfolio of high quality revenue generating properties. These properties include a long term acute care hospital as part of an expanding hospital campus, an integrated medical plaza that

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includes an ambulatory surgery center specializing in bariatrics and an integrated medical plaza that includes an ambulatory surgery center."

Fred Farrar, President, added, "These assets represent properties from another established medical developer and a relationship that we believe has the potential for additional acquisitions. We believe that our strategy of partnering with established developers is proving successful."

ABOUT WINDROSE
Windrose is a self-managed real estate investment trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment diagnostic facilities, physician group practice clinics, ambulatory surgery centers, specialty hospitals, outpatient treatment centers and other healthcare related specialty properties.

SAFE HARBOR
Some of the statements in this news release constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not historical facts and statements relating to the acquisitions of the three properties discussed in this news release and our relationships with developers. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include financial performance and condition of our tenants, our ability to complete the acquisitions of these three properties, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission. The forward-looking statements contained herein represent our judgment as of the date hereof and we caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.